Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT dated April 23, 2015.

BETWEEN:

STRONGBOW RESOURCES INC., a corporation having an office in the City of Las Vegas, in the State of Nevada doing business as BIG LAKE ENERGY LTD.

(hereinafter called the "Company")

OF THE FIRST PART

AND:                      KENT EDNEY, of 2067 Brightoncrest Common SE, Calgary, Alberta, T2Z 1E7

(hereinafter called the "Employee")

OF THE SECOND PART

WITNESSES THAT WHEREAS:

A.	The Company is incorporated under the laws of Nevada and carries on business as an oil and gas exploration and development company.

B.
The Company wishes to retain the services of the Employee as Chief Operating Officer ("COO") for the Company and the Employee has agreed to provide his services to the Company, on the terms and conditions provided herein.

NOW THEREFORE subject to the Approval by the Board in consideration of the premises and mutual covenants herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by both parties, the parties hereby covenant and agree with each other as follows:

1.           EMPLOYMENT

1.1           Position.  The Company agrees to employ the Employee and the Employee agrees to serve the COO under the terms of this Agreement .as of and from April 23, 2015 (the "Effective Date").  The Employee shall during the term of this Agreement, serve as COO of the Company in addition to any other office the Employee may hold with the Company.  The term of this Agreement and employment is indefinite, but the employment and this Agreement may be terminated by either party as provided herein. The COO's role shall be to be involved in all aspects of the Company's operating activities in Calgary, AB, and all producing properties and prospective lands at any other location as determined by the Board.  The COO's responsibilities will include oversight for the safe and efficient operation of the Company's activities including exploration and engineering at an appropriate stage.  Budgeting, execution to budget and plan as well as staffing all of the Company's exploration activities will also be the COO's responsibility, as well as working with the financial and accounting group.

1.2           Reporting and Other Activities.  The Employee shall report to the President and CEO and be responsible to the board of directors of the Company (the "Board") or to such other individual or individuals as the Board may designate from time to time.  The Employee shall perform, observe and conform to such duties and instructions as from time to time are assigned or communicated to the Employee by the President and CEO, and shall make such reports as may be necessary to fully and properly inform the President and CEO of the business of the Company and, additionally, the Board as may be requested from time to time.  In performing, observing and conforming to such duties and instructions, the Employee shall have responsibility for the over-sight of the Company's operations, exploration and preparing updates and materials for the meetings of Company shareholders.  The Employee shall work full-time for the Company and not engage in any other employment or selfemployment without the written consent of the Board.

1.3           Location.  The Employee acknowledges and agrees that the location of the Employee's employment shall be in Calgary.  The Employee acknowledges that the Company also has an office in Vancouver and that travel to Vancouver may be required, such expenses for travel will be reimbursed to the Employee by the Company.

2.           COMPENSATION

2.1           Salary.  The Company agrees to pay the Employee and the Employee agrees to accept as remuneration for services hereunder an annual salary in the amount of one hundred and forty four thousand ($144,000) dollars, payable by equal semi-monthly instalments, exclusive of any other benefits referred to herein.  For all purposes of this Agreement, "Annual Salary" means the remuneration described in this section 2.1 (subject to adjustment under section 2.2), and does not include any other payments such as bonuses, share options, benefits, or amounts of a similar nature.  The Employee shall be entitled to receive an annual bonus in an amount of up to 40% of his Annual Salary for the achievement of certain milestones with respect to the business of the Company (the "Bonus"), such milestones and Bonus to be determined by the compensation committee of the Company or if there is no compensation committee, by the board of directors of the Company (the "Comp Comm") or its delegate in its discretion from time to time.  The Employee will also receive a one-time signing payment in the amount of thirty thousand ($30,000) dollars in cash payable within two months from the Effective Date and a total of 500,000 shares of the Company, of which 125,000 shares to be issued at the end of every three month period after the Effective Date up to one year.  All Annual Salary, Bonus and signing payments will be subject to deductions for all amounts due to Canada Revenue Agency.

2.2           Review.  The parties agree that the Annual Salary will be increased upon completion of an initial financing of at least five million ($5,000,000) dollars.  Commencing approximately on the first anniversary of the date of this Agreement the Company will review the Annual Salary on an annual basis and will make any adjustments it determines are reasonable in the sole opinion of the Comp Comm, who may take into account, but shall not be limited to, the Employee's performance and the financial and operating success of the Company in the preceding twelve (12) months.

2.3           Benefits.  The Employee shall be entitled to participate in all employee benefit programs offered to the Company's senior officers from time to time (the "Benefits"), including, without limiting the generality of the foregoing, group life and disability insurance and medical and dental plans, in accordance with and on the terms and conditions generally provided from time to time by the Company.  The Employee agrees that the Company may substitute or modify the Benefits on comparable terms and conditions without notice.  All such Benefits shall be governed by the terms of the said policies in force.  The Company has no benefits program at this time.

2.4           Stock Options.  On the Effective Date, subject to the terms of the Company's current stock option plan (the "Plan"), the Employee will be granted in aggregate 500,000 options to purchase Company common shares at closing market price on the date of grant of Company common shares on the trading day immediately preceding the Effective Date.  Nothing in this paragraph shall prevent the Board from granting further options to the Employee in its sole discretion.  In accordance With the terms and conditions of the Plan, the options granted to the Employee pursuant to this Section shall vest immediately on the date of grant and shall be exercisable by the Employee for five years from the date of grant.  All option grants will be subject to the Employee and the Company entering into the Company's standard stock option agreement.

2.5           Accelerated Vesting.  Notwithstanding the provision of the Plan or any agreement, upon the completion of a takeover of control, the Board may, in its discretion, deem all such non-vested stock options to be vested and exercisable for the purpose of allowing the Employee to exercise such options and participate in the takeover of control transaction in respect of the Company common shares thereby acquired.

2.6           Incentive Plans.  The Employee shall participate in any incentive programs for the Company's managers, including, without limiting the generality of the foregoing, the Plan, share purchase plans and bonus plans (collectively, the "Incentive Plans"), in each case in accordance with and on the terms and conditions of such Incentive Plans as at the date hereof are in place or as which may from time to time be implemented by the Board in its sole discretion.

2.7           Substitution.  Any amounts which the Employee may be granted under any Incentive Plan shall not, for the purposes of this Agreement, be treated as salary but shall be included in severance payment to, or for, the Employee to the extent set out below.  Except for the Bonuses specifically provided for in section 2.1 and share options or other incentive mechanisms which have been granted to the Employee, the Employee agrees that the Company may substitute, reduce, modify, or if necessary, eliminate the general terms of its Incentive Plans in the sole discretion of the Board or to meet regulatory or stock exchange requirements All such Incentive Plans shall be governed by the policies of the various regulatory bodies which have jurisdiction over the affairs of the Company and the Company's stock option plan.

2.8           Vacation.  The Employee shall be entitled to four (4) weeks, or twenty (20) working days, vacation with regular salary each calendar year, at such time or times as shall be convenient to the Employee and the Company.  All vacation must be approved in writing by the President and CEO of the Company.

2.9           Expenses.  The Employee shall be reimbursed by the Company for all out-of-pocket expenses actually, necessarily and properly incurred by the Employee in the discharge of his duties for the Company.  The Employee agrees that such reimbursements shall be due only after the Employee has rendered an itemized expense account, together with receipts where applicable, showing all monies actually expended on behalf of the Company and such other information as may be required and requested by the Company.

2.10           Professional Dues.  The Company shall pay on behalf of the Employee such professional organization dues as the Board in its sole discretion may from time to time approve.

2.11           Time.  The Employee will devote substantially all of his time, attention and ability to the business and affairs of the Company and its subsidiaries as required to fulfill his duties as COO.

2.12           Non-Competition During Employment.  The Employee shall not, without the prior written consent of the Board, during the term of this Agreement, engage or participate directly or indirectly in any business which is competitive with that of the Company or its subsidiaries, or accept employment with or render services to a competitor of the Company.  The Employee will promptly disclose to the Board any proposed activity of the Employee which may give rise to any conflict with the Employee's duties to the Company.  Failure by the Employee to comply with this section shall be grounds for dismissal of the Employee for cause by the Board.

2.13           Other Permitted Activities.  The Company specifically acknowledges that the Employee is an officer and/or non-executive director of the entities listed on Schedule "A", if any, and the Company consents to such activity, so long as such entities do not compete with the Company, and such activity does not create a conflict of interest with the Employee's duties to the Company or interfere with the performance of the Employee's duties to the Company.  The Employee will not become an officer or director of any other company without the prior consent of the Board.  The Company's consent herein shall not permit any appropriation or diversion by the Employee of any business opportunity coming to the Employee in his capacity as an employee of the Company or otherwise in the course of the Company's business.

2.14           Confidentiality.  The Employee will not, at any time, or in any manner, during the continuance of his employment hereunder or thereafter, divulge any of the confidential information or secrets of the Company, including information about mineral properties being considered by the Company (collectively, the "Confidential Information") to any person or persons, without the previous consent in writing of the Board.  During the continuation of his employment or thereafter, the Employee shall not use or attempt to use any Confidential Information which the Employee may acquire in the course of his employment for his own benefit or that of any other person, directly or indirectly.  The Employee shall be bound by any black out period or prohibition on trading in the securities of the Company or its affiliates as may be imposed by the Company from time to time.

2.15           Developments.

(a)
The terms "Developments" as used in this agreement means all discoveries, inventions, designs, works of authorship, improvements and ideas (whether or not patentable or copyrightable) and legally recognized proprietary rights (including, but not limited to, patents, copyrights, trademarks, topographies, know-how and trade secrets), and all records and copies of records relating to the foregoing, that:

(i)	result or derive from the Employee employment or from the Employee knowledge or use of Confidential Information,

(ii)	are conceived or made by the Employee (individually or in collaboration with others) during the term of the Employee's employment,

(iii)	result from or derive from the use or application of the resources of the Company or its affiliates, or

(iv)	relate to the business operations of the Employee or to actual or demonstrably anticipated research and development by the Company or its affiliates.

(b)
All Developments shall be the exclusive property of the Company and the Company shall have sole discretion to deal with Developments.  The Employee agrees that no intellectual property rights in the Developments are or shall be retained by him.  For greater certainty, all work done during the term of this engagement by the Employee for the Company or its affiliates is the sole property of the Company or its affiliates, as the case may be, as the first author for copyright purposes and in respect of which all copyright shall vest in the Company or the relevant affiliate, as the case may be.  In consideration of the benefits to be received by the Employee under the terms of this Agreement, the Employee hereby irrevocably sells, assigns and transfers and agrees in the future to sell, assign and transfer all right, title and interest in and to the Developments and intellectual property rights therein including, without limitation, all patents, copyright, industrial design, circuit topography and trademarks, and any goodwill associated therewith in Canada, the United States and worldwide to the Company and the trust for the Company prior to the assignment to the Company, save and except for any moral rights which the Employee shall waive.

(c)
The Employee shall do all further things that may be reasonably necessary or desirable in order to give full effect to the foregoing.  If the Employee's cooperation is required in order for the Company to obtain or enforce legal protection of the Developments following the termination of the Employee's employment, the Employee shall provide that cooperation so long as the Company pays to the Employee reasonable compensation for the Employee's time at a rate to be agreed between the Employee and the Company.

(d)
The Employee acknowledges that the restrictions contained in section are, in view of the nature of the business of the Company, reasonable and necessary to protect the legitimate interests of the Company, that the Company would not have entered into this Agreement in the absence of such restrictions and that any violation of any provision of those Sections could result in irreparable injury to the Company.  The Employee agrees that, in the event it violates any of the restrictions referred to in this section, the Company shall be entitled to such injunctive relief or other remedies at law or in equity which the Court deems fit.

2.16           Post-Employment Restriction on Competition.  The Employee will not, without the written consent of the Company, during a period ending one year following the date of termination of his employment hereunder. participate in the management of any business operation of any enterprise which is engaged or proposes to be engaged in oil and gas exploration or development or production activities within an area of one (1) kilometre from any of the oil and gas properties being produced, explored or developed by the Company on the date of termination of the Employee's employment with the Company.

2.17           Business Opportunities.  The Employee agrees to communicate at once to the Company all business opportunities which come to the Employee in his capacity as such or otherwise in the course of the Company's business and to deliver to and assign ownership of to the Company all inventions and improvements in the nature of the business of the Company which, in the course of the Company's business the Employee may conceive, make or discover, become aware directly or indirectly or have presented to the Employee and such business opportunities, inventions, and improvements shall become the exclusive property of the Company without any obligation on the part of the Company to make any payment for the same.

2.18           Common Law Applicable.  The Employee agrees and acknowledges that the obligations set out in sections 2.12, 2.13, 2.14, 2.15, 2.16 and 2.17 of this Agreement are not intended to exclude any common law, fiduciary and statutory obligations to which the Employee may be subject in the performance of duties under this Agreement, including but not limited to those applicable to an officer or director position assumed pursuant to section 1.1 or 2.13 of this Agreement

3.           TERMINATION

3.1           Resignation.  The Employee may terminate this Agreement and the employment of the Employee by giving the Company two (2) month's written notice, in which event the Employee shall not be entitled to a severance payment but shall be entitled to receive the full amount of the instalments falling due in respect of the Employee's Annual Salary through to the date the Employee leaves his position with the Company plus the amount, if any, of any accrued vacation pay, the amount of any expenses reimbursable under section 2.9, and the amount, if any, of any other compensation actually accrued and then payable to the Employee which has not been paid.  Notwithstanding any provision to the on the date the Employee ceases employment under this section.

3.2           Termination Without Cause and Resignation for Good Cause.  The Company may terminate this Agreement and the employment of the Employee without cause at any time by notice in writing stating the last day of employment (the "Termination Date"), in which events the Company shall be obligated to provide the Employee with the compensation set out below (the "Severance").  Severance shall be payable on the fifth day following the Termination Date and shall consist of the following:

(a)
the full amount of the instalments falling due in respect of the Employee's Annual Salary through to the Termination Date plus the amount of any accrued unpaid vacation pay to the Termination Date, the amount of any expenses reimbursable under section 2.9, and the amount, if any, of any other compensation actually accrued and then payable to the Employee which has not been paid;

(b)
an additional lump sum amount equal to two (2) month's salary, calculated on the Employee's Annual Salary immediately preceding the date of termination, exclusive of any benefits, bonuses, and other amounts;

(c)
subject to the terms and conditions of the Plan, the Employee's options on shares of the Company shall remain in full force and effect in accordance with the original terms thereof with respect to all granted options, whether or not vested, at the Termination Date until the earlier of their normal expiry or one (1) month from the Termination Date.  Such options shall be deemed to have been amended to the effect that any provision which would otherwise terminate such options as a result of the termination of the Employee's employment earlier than as set out herein shall be null and void; and

(d)	the Bonuses, if the event giving rise to payment of a Bonus occurs within two months of the date of the notice of termination.

The Employee agrees to accept such compensation in full satisfaction of any and all claims the Employee has or may have against the Company for such termination, including entitlement to reasonable notice, and the Employee agrees to sign and deliver a full and final release of the Company of all such claims upon payment of said sum.  The Company shall remain bound by the terms of the option agreements between the Company and the Employee as amended by subsection 3.2(b).

3.3           Termination for Cause.  The Company may at any time terminate the employment of the Employee and this Agreement for any just cause that would in law permit the Company to terminate the employment of the Employee without notice, or if at any time the OTC Markets Group (or such other stock exchange on which the Company's shares may be listed) determines that the Employee is unacceptable or unable to serve as an officer or director of the Company, as the case may be.  In such event the Employee shall not be entitled to any compensation or notice, but shall be entitled to receive the full amount of the instalments falling due in respect of the Employee's annual salary through to the effective date of the termination, plus an amount of any accrued unpaid vacation pay to the date of termination and the amount, if any, of any other compensation payable to the Employee which has not been paid.  Stock Options shall terminate at the time of Notice of Termination for cause.

3.4           Contents of Notice of Termination.  Any termination by the Company of the Employee's employment shall be communicated by written notice of termination which cites the specific termination provision of this Agreement under which such notice is given and which, in the case of a notice of termination for cause under section 3.3, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination of the Employee's employment.  No purported termination by the Company of the Employee's employment shall be effective without a written notice of termination which complies with this section.

3.5           Return of Property.  On the cessation of his employment for any reason, the Employee agrees to deliver to the Company all documents, financial statements, records, plans, drawings and papers of every nature, in any way relating to the affairs of the Company and its subsidiaries or affiliated companies, if any, which are in his possession or under his control.

3.6           Right to Deduct.  The Company shall have the right to offset any money properly due by the Employee to the Company against any amounts payable by the Company to the Employee under this Agreement.

3.7           Incapacity.  In the event the Employee is unable to perform substantially all of his employment duties for the period necessary to qualify for long term disability benefits or, in the absence of such insurance, for a period of six months or more or for periods collectively exceeding 3 months in any 12-month period, the Company may, at its option, terminate this Agreement without cause and provide the Employee with the payment and benefits on the terms set forth in section 3.2.  The Employee shall also remain eligible for any disability benefits for which he may qualify.

4.           SUCCESSORS OR ASSIGNS

4.1           Successors.  This Agreement shall enure to the benefit of and be binding upon and shall be enforceable by the Company and the successors and assigns of the Company.

4.2           Assignment.  The Company shall be entitled to assign this agreement without the Employee's consent to any affiliate of the Company (as defined in the Business Corporations Act (Alberta)) on written notice to the Employee, provided there is no material change to the Employee's terms of employment.  The Company shall remain jointly and severally liable to the Employee with such assignee.

4.3           Benefit Binding.  This Agreement shall enure to the benefit of, shall be binding upon, and shall be enforceable by the Employee's legal representatives, executors, administrator, successors, heirs, distributes, devisees and legatees.  If the Employee dies while any amounts are still payable to the Employee under this Agreement all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such legal representatives, executors, administrator, successors, heirs, distributes, devisees and legatees or to the Employee's estate.

5.           MISCELLANEOUS

5.1           Applicable Laws.  This Agreement and the employment of the Employee shall be governed, interpreted, construed and enforced according to the laws of the Province of Alberta and the laws of Canada applicable therein, and the parties hereby attorn to the exclusive jurisdiction of the courts of Alberta for the purpose of the resolution of any dispute arising under this Agreement.

5.2           Time.  Time shall be of the essence of this Agreement.

5.3           Legal Fees.  Each party shall pay all reasonable legal fees and expenses actually incurred by the other party in contesting or disputing any termination, or in seeking to obtain or enforce any right or benefit provided by this Agreement provided that the other party is successful in any such action.

5.4           Entire Agreement.  This Agreement represents the entire Agreement between the Employee and the Company concerning the subject matter hereof and supersedes any previous oral or written communications, representations, understandings or agreements with the Company or any officer or agent thereof.  This Agreement may only be amended or modified in writing signed by the parties.

5.5           Notices.  Any notice, acceptance or other document required or permitted hereunder shall be considered and deemed to have been duly given if delivered by hand, electronic mail, fax or mailed by postage prepaid and addressed to the party for whom it is intended at the party's address above or to such other address as the party may specify in writing to the other and shall be deemed to have been received if delivered, on the date of delivery, and if mailed as aforesaid, then on the second business day following the date of mailing thereof, provided that if there shall be at the time of mailing or within two business days thereof a strike, slowdown or other labour dispute which might affect delivery of notice by the mails, then the notice shall only be effective if actually delivered.

5.6           Waiver.  The waiver by the Employee or by the Company of a breach of any provision of this Agreement by the Company or by the Employee shall not operate or be construed as a waiver of any subsequent breach by the Company or by the Employee.

5.7           Further Assurances.  The Employee shall, at the request of the Company, execute such further assurances and other documents and instruments and do such further acts and other things as may be necessary to implement and carry out the intent of this Agreement, and under applicable securities law, regulations and policy including, but not limited to, filing obligations with the OTC Markets Group (or such other stock exchange on which the Company's shares may be listed).

IN WITNESS WHEREOF the parties have executed this Agreement on April 23, 2015.

STRONGBOW RESOURCES INC., doing business as BIG LAKE ENERGY LTD.

Per:	/s/signed
Authorized Signatory

SIGNED, SEALED and DELIVERED by KENT EDNEY in the presence of: /s/Heather Edney Hedney Name 2067 Brightoncrest Common SE Address Homemaker Occupation	) ) ) ) ) ) ) ) ) ) )	/s/Kent Edney KENT EDNEY